Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

DISNEY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

Page
Report of Independent Auditors	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2010	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2010	13

Schedule H, line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2010	14

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As described in Note 2 to the financial statements, during the year ended December 31, 2010 the Plan changed its classification and measurement of loans to participants.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 24, 2011

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2010	2009
Assets
Investments in Master Trust at fair value:
Disney Stock ESOP Fund	$727,353	$676,745
Disney Stock Non ESOP Fund	8,176	—
Fidelity Institutional Money Market Fund	264,518	275,385
Fidelity Capital Appreciation K Fund	303,219	264,757
Fidelity Diversified International K Fund	202,057	188,069
Fidelity Freedom Income K Fund	5,745	4,838
Fidelity Freedom 2000 K Fund	3,169	3,083
Fidelity Freedom 2005 K Fund	3,183	3,463
Fidelity Freedom 2010 K Fund	17,432	17,374
Fidelity Freedom 2015 K Fund	43,297	36,345
Fidelity Freedom 2020 K Fund	48,776	40,709
Fidelity Freedom 2025 K Fund	47,467	36,379
Fidelity Freedom 2030 K Fund	41,127	30,686
Fidelity Freedom 2035 K Fund	36,919	25,178
Fidelity Freedom 2040 K Fund	32,472	21,935
Fidelity Freedom 2045 K Fund	11,050	5,975
Fidelity Freedom 2050 K Fund	6,955	3,928
Fidelity US Equity Index Commingled Pool	—	209,118
PIMCO Total Return Fund	339,676	292,839
Baron Growth Fund	85,094	66,045
Sequoia Fund	251,364	205,913
Calamos Growth Fund	150,333	123,221
Federated US Treasury Cash Reserve	10,612	7,575
Vanguard Institutional Index Plus	237,299	—
Vanguard Small-Cap Index Fund	7,912	—
Vanguard Mid-Cap Index Fund	108,634	80,868
Vanguard Total Stock Market	6,481	—
Vanguard Total Bond Market	9,112	—
Royce Low Priced Stock Fund	80,604	52,022
Spartan International Index Investment	6,407	—
RBC Enterprise Fund I	23,864	19,827

Total investments	3,120,307	2,692,277

Receivables:
Participant contributions	3	—
Employer contributions	2,552	2,357
Interest and dividend income	7,879	7,294
Notes receivable from participants	45,421	37,568

Total receivables	55,855	47,219

Net assets available for benefits	$3,176,162	$2,739,496

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2010
Plan’s interest in Master Trust’s investment income:
Dividends	$56,978
Net appreciation in fair value of investments (Note 3)	343,402

400,380

Interest income on notes receivable from participants	1,949

Contributions:
Participant	198,706
Employer	44,445

243,151

Deductions from net assets attributed to:
Benefits paid to participants	208,572
Administrative expenses (Note 5)	242

208,814

Net increase	436,666

Net assets available for benefits:
Beginning of year	2,739,496

End of year	$3,176,162

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

1.	Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”), which is designed to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of common stock of The Walt Disney Company. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective February 2, 2007, the name of the Plan changed to Disney Savings and Investment Plan.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries participating in the Plan. Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of employment, Company matching contributions begin.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

Contributions

Participants are permitted to contribute in whole percentages, up to 50 percent of their base compensation, through weekly payroll deductions. Prior to October 1, 2009, participant contributions were made only on a pre-tax basis. Effective October 1, 2009, the Company established a Roth 401(k) contribution option, which allows participants to contribute to the Plan on an after-tax basis.

A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Contributions (continued)

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59  1/2, disability or death.

Vesting

Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments

Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investments of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock fund accounts in the form of company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the present value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Voting Rights for the Disney Stock Funds

Each participant has the right to direct the Trustee concerning shareholder rights, such as voting rights or tender offers. If the Trustee does not receive specific voting instructions, it will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Notes Receivable from Participants (Loans)

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to acquire or construct a principal residence of the participant. The interest rate on notes is determined at the time the note was issued based on the prime rate plus one percent. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances, the amounts reported in the Statement of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Disney 401(k) Master Trust (the “Master Trust”). Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net asset value, which is based upon the value of the underlying securities as determined by the Trustee at year end. Effective October 5, 2010, the Disney Common Stock Fund (renamed the Disney Stock ESOP Fund) was converted to a share accounted fund with real time trading and is no longer valued at the year-end unit closing price (defined as the year end quoted market price of common stock plus invested cash). The Disney Stock ESOP Fund is valued at the year-end quoted market price of common stock. The Disney Stock Non ESOP Fund was added to be used for employee and employer contributions that are directed to be invested in Disney stock and is also a share accounted fund with real time trading and valued at the year-end quoted market price of common stock. The balances in the Disney Stock Non ESOP fund will be automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Notes Receivable from Participants (Loans)

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the plan document.

Payment of Benefits

Benefits are recorded when paid.

Reclassification

The Financial Accounting Standards Board (FASB) issued guidance in September 2010, which stipulates that participant loans should be classified as notes receivable and measured at their unpaid principal balance plus any accrued but unpaid interest for years ending after December 15, 2010. The guidance is to be applied retrospectively. Accordingly, participant loans previously included in investments of the Plan at December 31, 2009 have been reclassified in the Statements of Net Assets Available for Benefits to conform to the current year presentation.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

3.	Investments

The following are the Plan’s share of investments within the Master Trust that represent 5 percent or more of the Plan’s total investments at December 31 (in thousands):

	2010	2009
Disney Stock ESOP Fund	$727,353	$676,745
Fidelity Institutional Money Market Fund	264,518	275,385
Fidelity Capital Appreciation K Fund	303,219	264,757
Fidelity Diversified International K Fund	202,057	188,069
Fidelity US Equity Index Commingled Pool	—	209,118
PIMCO Total Return Fund	339,676	292,839
Sequoia Fund	251,364	205,913
Vanguard Institutional Index Plus	237,299	—

During 2010, the Plan’s share of investments within the Master Trust appreciated (depreciated) in value as follows (in thousands):

Disney Stock Funds	$106,225
International/Global Equities	14,280
Domestic Equities – Small Cap	38,934
Domestic Equities – Mid Cap	45,478
Domestic Equities – Large Cap	110,974
Life Cycle/Target Date Funds	27,485
Bond Funds	26

$343,402

4.	Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated June 30, 2005, stating that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company filed for a new determination letter on January 27, 2011 in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2007-44. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

Generally accepted accounting principles in the United States (U.S. GAAP) require plan management to evaluate tax positions taken by the plan and recognize a tax liability if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service (IRS). The plan administrator has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The plan is subject to routine audits by the IRS; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examination for years prior to 2007.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $241,434 for the year ended December 31, 2010. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $163,745 of administrative expenses on behalf of the Plan for the year ended December 31, 2010. Participant loans are considered party-in-interest transactions. The Plan also offers the Disney Stock ESOP Fund and the Disney Stock Non ESOP Fund investment funds, which are designed for investment in the common stock of the Company. All of the above transactions qualify as exempt party-in-interest transactions.

6.	Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan, which is another defined contribution plan sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 96% at December 31, 2010 and 2009. Investment income of the Master Trust for the year ended December 31, 2010 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2010, the Master Trust’s purchases and sales of The Walt Disney Company common stock were $110,306,453 and $156,988,874, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2010	2009
Investments, at fair value:
Disney Stock Funds	$762,522	$698,495
International/Global Equities	217,012	195,113
Domestic Equities – Small Cap	208,957	145,327
Domestic Equities – Mid Cap	273,811	215,155
Domestic Equities – Large Cap	824,386	699,419
Life Cycle/Target Date Funds	325,277	248,073
Bond Funds	360,412	301,670
Money Market Funds	288,282	295,091

Total	$3,260,659	$2,798,343

The investment income of the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2010
Investment income:
Dividends	$59,334
Net appreciation in fair value of investments	358,353

Total	$417,687

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Investment in Disney 401(k) Master Trust (continued)

The net appreciation (depreciation) in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2010
Net appreciation (depreciation):
Disney Stock Funds	$109,938
International/Global Equities	14,886
Domestic Equities – Small Cap	41,135
Domestic Equities – Mid Cap	48,033
Domestic Equities – Large Cap	114,428
Life Cycle/Target Date Funds	29,943
Bond Funds	(10)

Total	$358,353

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged with Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel common stock for each share of Disney common stock held as of June 6, 2007, the record date of the transaction. After the merger, the Citadel Common Stock Fund was added as a new investment fund to the Plan. The Citadel Common Stock Fund was liquidated on July 17, 2009 and proceeds were invested in the Disney Common Stock Fund on August 21, 2009.

7.	Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or value drivers are not observable in active markets

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7.	Fair Value Measurements (continued)

The Master Trust’s assets measured at fair value on a recurring basis are summarized in the following table by the type of inputs applicable to the fair value measurements (in thousands):

	Fair Value Measurement at December 31, 2010
	Level 1	Level 2	Total
Investments held by Master Trust:
Disney Common Stock Funds	$762,522	$—	$762,522
International/Global Equities	217,012	—	217,012
Domestic Equities – Small Cap	208,957	—	208,957
Domestic Equities – Mid Cap	273,811	—	273,811
Domestic Equities – Large Cap	824,386	—	824,386
Life Cycle/Target Date Funds	325,277	—	325,277
Money Market Funds	360,412	—	360,412
Bond Funds	288,282	—	288,282

Total of investments held by Master Trust	$3,260,659	$—	$3,260,659

	Fair Value Measurement at December 31, 2009
	Level 1	Level 2	Total
Investments held by Master Trust:
Disney Common Stock Fund	$698,495	$—	$698,495
International/Global Equities	195,113	—	195,113
Domestic Equities – Small Cap	145,327	—	145,327
Domestic Equities – Mid Cap	215,155	—	215,155
Domestic Equities – Large Cap	484,639	214,780	699,419
Life Cycle/Target Date Funds	248,073	—	248,073
Money Market Funds	295,091	—	295,091
Bond Fund	301,670	—	301,670

Total of investments held by Master Trust	$2,583,563	$214,780	$2,798,343

The fair values of Level 1 investments are determined based on publicly quoted market prices in active markets.

The fair values of Level 2 investments are determined by using the daily net asset value of shares held in the common/collective trust fund which contains investments valued based on quoted prices in active markets for identical securities or based on values determined using other significant observable inputs.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

8.	Subsequent Events

In May 2011, the FASB issued guidance to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The guidance are of two types: (i) those that clarify the intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The guidance is effective for annual periods beginning after December 15, 2011. The Plan administrator is assessing the potential effect this guidance will have on its financial statements.

Management has evaluated subsequent events through the date the financial statements were issued, and made any necessary adjustments and disclosures, as applicable.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value

*	Disney 401(k) Master Trust	Master Trust Investment Account	$3,120,307,187

*	Notes receivable from participants	Notes mature between January 2011 and December 2040 with interest rates that range from 4.25% to 9.5%.	$45,421,325

*	A party-in-interest for which a statutory exemption exists.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and Prohibited Transaction Exemption 2002-51
Late Participant Loan Repayments	Contributions Not Corrected	Contributions Corrected Outside Voluntary Fiduciary Correction Program (VFCP)	Contributions Pending Correction in VFCP
$322		$322